Exhibit 99.1

For Immediate Release

 TRACEGUARD TO LAUNCH COMPACTSAFE(TM) SYSTEM FOR AUTOMATED TRACE EXTRACTION OF
                          EXPLOSIVES FOR COMPACT ITEMS

-Company announces development of breakthrough system for screening complex, sophisticated devices in order to advance aviation security-

New York - August 22, 2006 - TraceGuard Technologies Inc. (OTC BB:TCGD), a developer of innovative security technologies and solutions, announced today that the Company plans to launch CompactSafe(TM), a unique system fOr inspecting compact electronic items at passenger checkpoints at airports and other transportation hubs. CompactSafe(TM) is based on TraceGuard's proprietary automated trace explosive extraction method, which extractS traces of explosives and other hazardous materials from both the internal contents and external surfaces of inspected items.

CompactSafe(TM), currently under development, is designed specifically to extract explosives from items like laptops, medical devices and cameras. Because of their small size and sophisticated internal components, these items pose a considerable challenge for current screening technologies and methods. CompactSafe(TM) performs a non-intrusive, non-destructive extraction of the air molecules surrounding the inspected item, which allows for significantly improved accuracy in removing traces of explosive materials. Additionally, the automation of the screening process will allow the Transportation Security Administration (TSA) and other security agencies to reduce manpower and operating costs.

CompactSafe(TM) offers a unique solution to a serious threat and could potentially become an industry standard at airports worldwide. There is currently no system deployed for automated trace extraction for the items that CompactSafe(TM) is designed to inspect. The system is intended to be used as an addition to existing X-ray and detection equipment already deployed at airports, and is expected to begin field evaluations by the end of 2006, assuming completion of TraceGuard's internal testing.

"Clearly TraceGuard is at the cutting edge of trace extraction and detection technology in a world ridden by terrorism and threats to security. As we move ahead with a strong mergers and acquisitions strategy and creation of key strategic alliances including ITL Optronics (TASE:ITL) and Rapiscan (NASDAQ:OSIS), we remain committed to our mission of providing the most effective solutions in the identification of hazardous materials and homeland security. With CompactSafe(TM), we are committed to providing a unique solution to a complex and challenging security dilemma." stated Dr. Ehud Ganani, Chairman and Chief Executive Officer of TraceGuard.

Beyond aviation security, TraceGuard is also exploring additional applications for CompactSafe(TM), including inspection at subways, rail and other transportation hubs, as well as mail-sorting applications.


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ABOUT TRACEGUARD

TraceGuard Technologies Inc. develops innovative security technologies and solutions for explosives detection, a growth segment of the US and global homeland security market. The Company's systems are designed to improve the screening and detection of explosives, narcotics, biological contaminants and other hazardous materials, and are targeted to meet the needs of airport and aviation security agencies worldwide. By advancing the efficacy and efficiency of trace extraction, TraceGuard's product suite offers dramatic improvement over the current mechanisms in place at present.

TraceGuard is a US public company traded on the Over-The-Counter Bulletin Board (TCGD.OB). The Company's management team has broad experience and expertise in the international defense and homeland security sectors, including product development and engineering, operations, marketing and business development. TraceGuard is headquartered in New York and maintains a Research and Development Center in Tel Aviv, Israel. For additional information on TraceGuard, please contact TraceGuard at 1 866-401-5969 or at www.traceguard.com.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements may be identified by the use of forward-looking terminology such as: "may," "will," "expect," "believe," "estimate," "anticipate," "continue," or similar terms, variations of those terms or the negative of those terms. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company's filings with the Securities and Exchange Commission (SEC) and other filings and releases. These include uncertainties relating to government regulation and approvals and those relating to the development and introduction of new products.

MEDIA/INVESTOR INQUIRIES

FOR TRACEGUARD:

Cynthia DeMonte
DeMonte Associates
718-706-5005
cdemonte@demonte.com
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